SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant / X /

Filed by a Party other than the Registrant /   /

Check the appropriate box:

/   / Preliminary Proxy Statement

/   / Confidential. For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

/ X / Definitive Proxy Statement

/   / Definitive Additional Materials

/   / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                        Ramtron International Corporation
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ x / No fee required.

/   / Fee computed on table below per Exchange Act Rule 14-6(i)(4) and 0-11

      1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------

      4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------

      5)  Total fee paid:

          ---------------------------------------------------------------

/   /  Fee paid previously with preliminary materials.

/   / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        --------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

        --------------------------------------------
    3)  Filing Party:

        --------------------------------------------
    4)  Date Filed:

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

                      RAMTRON INTERNATIONAL CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               May 28, 1998


NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Ramtron International Corporation, a Delaware corporation (the "Company"), will be held on May 28, 1998, at 10:30 a.m., Mountain Standard Time, at the Broadmoor Hotel, One Lake Circle, Colorado Springs, Colorado 80906, for the following purposes, each as more fully described in the attached Proxy Statement:

1. To elect seven directors. The names of the nominees intended to be presented for election are: L. David Sikes, William G. Howard, Greg B. Jones, George J. Stathakis, William G. Tull, L.T. Womack and Michael L. Rothschild.

2.  To approve and reserve for issuance the shares of Common Stock issuable
(i) upon the conversion of shares of the Company's Series A Convertible Preferred Stock ("Series A Preferred Stock") issued in a February 1998 private placement, (ii) upon conversion of the Series A Preferred Stock to be issued as dividends on the outstanding Series A Preferred Stock and (iii) in respect of related placement agents' warrants to purchase shares of Series A Preferred Stock.

3. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

4. To transact other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only record holders of Common Stock at the close of business on April 6, 1998, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

                                            By Order of the Board of Directors

                                            /S/ Richard L. Mohr
                                            -----------------------
                                                Richard L. Mohr
                                                Secretary
Colorado Springs, Colorado
April 20, 1998

                        RAMTRON INTERNATIONAL CORPORATION

                                 PROXY STATEMENT

                  INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited by and on behalf of the Board of Directors of Ramtron International Corporation, a Delaware corporation ("Ramtron" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 28, 1998, at 10:30 a.m., Mountain Standard Time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Broadmoor Hotel, One Lake Circle, Colorado Springs, Colorado 80906.

These proxy solicitation materials were first mailed on or about April 20, 1998 to all stockholders entitled to vote at the Annual Meeting.

Only stockholders of record at the close of business on April 6, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 37,953,772 shares of Common Stock were issued and outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

The Company's principal place of business is 1850 Ramtron Drive, Colorado Springs, Colorado 80921.

VOTING AND SOLICITATION

On all matters, each share of Common Stock has one vote. The affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the approval of matters submitted to the stockholders for a vote. Abstentions are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast." Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter (even though such shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters).

The costs of this solicitation will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $2,500 plus out-of-pocket expenses. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company which are intended to be presented by such stockholders at the next annual meeting of stockholders of the Company to be held after the Annual Meeting must be received by the Company no later than December 15, 1998 in order that they may be included in the proxy statement and form of proxy relating to that annual meeting. It is recommended that stockholders submitting proposals direct them to the Secretary of the Company by certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for May 28, 1998.

                    PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

A board of seven directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the seven nominees named below, all of whom are currently directors of the Company. It is not expected that any nominee will be unable or will decline to serve as a director. If, however, any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and not for a greater number of persons than the number of nominees listed below. The term of office of each person elected as a director at the Annual Meeting will continue until the next annual meeting of stockholders and such time as his successor is duly elected and qualified or until his earlier resignation, removal or death.

The names of the nominees, who constitute all of the current directors, and certain information about them, are set forth below:

Name                    Age               Position(s) with the Company
----                    ---               ----------------------------

L. David Sikes          56                Chairman of the Board and
                                            Chief Executive Officer
Greg B. Jones           50                Director, President and
                                            Chief Operating Officer
William G. Howard       56                Director
George J. Stathakis     67                Director
William G. Tull         69                Director
L. T. Womack            68                Director
Michael L. Rothschild   45                Director

In July 1995, the Company entered into a debt conversion agreement (the "1995 Debt Conversion Agreement") with the National Electrical Benefit Fund (the "Fund"); Oren L. Benton and the bankruptcy estates of Oren L. Benton, Energy Fuels Exploration Co. and Nuexco Trading Corporation; BEA Associates, Inc. ("BEA"); Nordostschweizerische Kraftwerke AG ("NOK"); Kernkraftwerk Gosgen-Daniken AG ("KKG") and Kernkraftwerk Leibstadt AG ("KKL"). Pursuant to the 1995 Debt Conversion Agreement, Mr. Benton, the Fund, BEA and the Company have agreed that for as long as any of Mr. Benton, the Fund or BEA beneficially owns 5% or more of the issued and outstanding shares of the Company's Common Stock, the Company and the other two of such stockholders will use their best efforts to cause a designee of each such 5% stockholder to serve on the Company's Board of Directors. The Company has also agreed pursuant to a March 1989 Stock and Warrant Purchase Agreement between the Company and the Fund that for as long as the Fund owns 5% or more of the issued and outstanding shares of the Company's Common Stock, the Company will use its best efforts to cause one individual designated by the Fund to serve on the Company's Board of Directors. William G. Tull and Michael L. Rothschild are the Fund's and BEA's current designees, respectively, on the Board of Directors.

Mr. Sikes became the Company's Chairman of the Board and Chief Executive Officer in April 1995 and has been a director of the Company since September 1992. Prior to becoming Chairman of the Board and Chief Executive Officer, Mr. Sikes was the Company's President and Chief Operating Officer from July 1992 until January 1995, at which time he left the Company and joined Micro Component Technology Inc., a semiconductor equipment manufacturer, as Chairman, President and Chief Executive Officer from January 1995 until April 1995. Prior to joining Ramtron, Mr. Sikes was President and Chief Executive Officer of ASM America, Inc. ("ASM America"), a semiconductor equipment company, from January 1991 until June 1992, and Executive Vice President and General Manager of ASM Epitaxy, a semiconductor equipment manufacturer, from February 1989 until December 1990. Prior to his tenure with ASM Epitaxy,
Mr. Sikes spent 18 years with Motorola, Inc. ("Motorola") in various management and executive positions including Vice President and Director of Semiconductor Research and Development Lab. His experience also includes several management and engineering roles with Eastman Kodak and National Semiconductor Corporation. Mr. Sikes received his Bachelor of Science degree in Electrical Engineering from Massachusetts Institute of Technology.

Mr. Jones became a director of the Company and the Company's President and Chief Operating Officer in February 1995. Prior to becoming President and Chief Operating Officer, Mr. Jones was Ramtron's Chief of Administration from January 1995 until February 1995. Prior to joining Ramtron, Mr. Jones was Marketing Director at Concord Services, Inc., from November 1993 until January 1995. From August 1990 until November 1993, Mr. Jones served as Director of Vertical Reactors at ASM America. Prior to his work with ASM America,
Mr. Jones held a variety of management positions in sales, marketing, corporate planning and project management. He holds a Bachelor of Science degree in Engineering from the U.S. Naval Academy, Annapolis and a Master of Science degree in Management Sciences from Stanford University.

Dr. Howard became a director of the Company in July 1994. Since September 1990, Dr. Howard has been an independent engineering consultant to various entities, including SEMETECH, the Semiconductor Industry Association and VLSI Technology. From October 1987 until December 1990, he served as a Senior Fellow at the National Academy of Engineering while on leave from Motorola. From 1969 to 1990, Dr. Howard was employed by Motorola in its integrated circuits operations where he most recently served as Corporate Senior Vice President and Director of Research and Development. Dr. Howard is a member of the National Academy of Engineering and a fellow of the Institute of Electrical Engineers and of the American Association for the Advancement of Science. Dr. Howard is also a director of BEI Technologies, Inc., a manufacturer of electronic sensors, Credence Systems, Inc., a manufacturer of electronic test equipment, VLSI Technology, Inc., a manufacturer of integrated circuits, and Xilinx, Inc., a manufacturer of integrated circuits.

Mr. Stathakis has been a director of the Company since March 1990.
Mr. Stathakis also served as Chairman of the Board and Chief Executive Officer of the Company from March 1990 until June 1994 and, in an interim capacity, from February 1995 until April 1995. From 1986 until 1989, Mr. Stathakis served as Chairman of the Board and Chief Executive Officer of International Capital Corporation, a subsidiary of American Express. Prior to his involvement in international investment banking, Mr. Stathakis retired from General Electric Corporation ("GE") after having spent 32 years in management and executive positions. In 1971, he was appointed Vice President of GE and General Manager of the Nuclear Energy Division. In 1977, he was appointed General Manager of GE's International Trading Operations.
Mr. Stathakis founded the General Electric Trading Company in 1982 and was appointed its first President and Chief Executive Officer. Mr. Stathakis is also a director of Racom Systems, Inc., a smartcard development company of which the Company is a principal stockholder, Calpine Corp., an electric power producer and Oregon Steel Mills, Inc., a steel producer. Mr. Stathakis graduated from the University of California at Berkeley with Bachelor of Science and Master of Science degrees in engineering. In 1985, Mr. Stathakis was appointed by President Reagan as a member of the President's Export Council, and he served on such Council until 1987.

Mr. Tull has been a director of the Company since January 1991 when the Fund selected him to serve as its designee on the Company's Board of Directors. Since January 1990, he has been an independent financial advisor and has provided such services to the Fund since June 1990. From December 1988 to December 1989, Mr. Tull was Chairman of the Board of Security Trust Company, N.A., based in Washington D.C., and from April 1985 to January 1990, Mr. Tull was President of American Security Bank, N.A., based in Washington D.C.

Mr. Womack has been a director of the Company since July 1994. From 1957 until his retirement in 1988, Mr. Womack was with the international accounting firm of KPMG Peat Marwick where he most recently served as the managing partner of the firm's Lincoln, Nebraska office. Mr. Womack has a number of active investment interests, including banking, and serves on the board of directors of several privately owned companies.

Mr. Rothschild has been a director of the Company since October 1996 when BEA selected him as its designee on the Company's Board of Directors. Since January 1996, Mr. Rothschild has been the President and Chief Executive Officer of Maxager Technology, Inc., a developer of factory management software systems. Since August 1991, Mr. Rothschild has also been the President of The Bionomics Institute, an economic educational foundation.
Mr. Rothschild is the author of "Bionomics: Economy as Ecosystem" (Holt,
1990).  Previously, he was a consultant with The Boston Consulting Group.
Mr. Rothschild earned law and MBA degrees from Harvard University. He is also a founding director of CyberCash, Inc., a developer of secure payment systems for internet commerce.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held a total of five meetings during 1997 and acted by unanimous written consent one time.

The Compensation Committee, which during 1997 was comprised of Dr. Howard and Messrs. Stathakis and Tull, met four times during 1997. The Compensation Committee makes recommendations to the Board of Directors regarding salaries, bonuses, stock option grants and other compensation and benefits for directors, officers and employees.

The Executive Committee, which during 1997 was comprised of L. David Sikes, William G. Howard and George J. Stathakis, did not meet during 1997. The Executive Committee is currently comprised of Messrs. Sikes and Stathakis and Dr. Howard and acts as the liaison between the Company and legal counsel retained by the Company in connection with the filing by Oren L. Benton, a former principal stockholder and former director of the Company, for protection under Chapter 11 of the United States Bankruptcy Code.

The Audit Committee, which during 1997 was comprised of Mr. Tull and Mr. Womack, met one time during 1997. The Audit Committee is currently comprised of Messrs. Tull and Womack. The Audit Committee recommends the engagement of independent auditors, reviews the scope of audits proposed by the independent auditor, reviews results of audit engagements and generally performs functions related to financial matters of the Company.

The Company does not have a nominating committee or any committee performing the functions thereof.

COMPENSATION OF DIRECTORS. Directors other than Mr. Tull who are not officers of the Company are paid monthly fees of $1,000, plus $1,500 for each Board of Directors' meeting attended in person. Mr. Tull, as the Fund's designee on the Board, is not paid such director fees by the Company. Pursuant to the March 1989 Stock and Warrant Purchase Agreement between the Company and the Fund, any compensation payable by the Company to Mr. Tull as a director of the Company is required to be paid to the Fund rather than to Mr. Tull. Directors are also reimbursed for reasonable expenses for attending Board of Directors' meetings. Non-employee directors of the Company are eligible to be granted nonstatutory stock options under the Company's Amended and Restated 1986 Stock Option Plan, 1989 Nonstatutory Stock Option Plan and the 1995 Stock Option Plan.

In July 1995, Mr. Stathakis entered into a consulting agreement with the Company pursuant to which he agreed to perform consulting services for the Company until December 31, 1996 in consideration of $7,000 per month, plus travel expenses for travel at the Company's request. Pursuant to the terms of such consulting agreement, the Company has options to extend the term of the agreement for six additional periods of six months each. In December 1996, the Company exercised a six month extension to such agreement for Mr. Stathakis to perform consulting services for the Company through June 30, 1997. In July 1997, the Company exercised a second extension to such agreement for Mr. Stathakis to perform consulting services for the Company until December 1998 with a decrease in consideration for such services to $5,800 per month.

During 1997, the Company paid to Mr. Stathakis $85,000 as payment for consulting fees and reimbursement for expenses owed to Mr. Stathakis in connection with consulting services performed by Mr. Stathakis for the benefit of the Company during 1997.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, and certain information about them, are as follows:

Name                   Age   Position(s)
----                   ---   -----------

L. David Sikes         56    Chairman of the Board and Chief Executive Officer
Greg B. Jones          50    Director, President and Chief Operating Officer
Richard L. Mohr        38    Executive Vice President and Chief Financial
                               Officer
Donald G. Carrigan     50    Vice President of Sales and Marketing
Craig W. Rhodine       34    Vice President and General Manager

Officers are appointed by and serve at the discretion of the Board of Directors. Each officer was appointed for a term ending upon his death, resignation, removal or appointment and qualification of a successor. For information concerning Mr. Sikes and Mr. Jones, see "Nominees"above.

Mr. Mohr joined the Company in January 1991 as Controller. In April 1994, he was named Vice President and Controller and served in that position until February 1995 when he was named Executive Vice President and Chief Financial Officer. Mr. Mohr is a certified public accountant and has over 15 years of professional finance experience including 11 years employed with high technology and manufacturing companies. From February 1987 until December 1990, Mr. Mohr was the Chief Financial Officer of Packaging Research Corporation, an equipment manufacturing company. Mr. Mohr received his Bachelor of Science degree in Accounting from Colorado State University and a Master of Business Administration degree in Accounting and Finance from Regis University.

Mr. Carrigan joined the Company in November 1989 as Sales Manager and in July 1990 was named Director of Marketing and Sales and held that position until October 1992, when he became Vice President of Sales. In July 1996
Mr. Carrigan became an executive officer of the Company and in January 1997, Mr. Carrigan was named Vice President of Sales and Marketing. Mr. Carrigan has over 25 years of semiconductor industry experience in research and development, design, operations, marketing and sales. Prior to joining the Company, Mr. Carrigan held various managerial and technical positions, including Vice President of Sales and Marketing for Information Storage Incorporated, an optical storage system venture between Eastman Kodak Co. and Kawasaki Steel. He also held positions as Product and Test Engineering Manager and Director of Marketing for INMOS Corporation; Design Manager for NCR Microelectronics; IC Design Engineer in the Corporate Research Labs of Texas Instruments; and Design Manager for SRAM's with the Advanced MOS Memory Division of Texas Instruments. Mr. Carrigan received his Bachelor of Science degree in Electrical Engineering from the University of Tennessee and a Master of Science degree in Electrical Engineering from Southern Methodist University.

Mr. Rhodine joined the Company in August 1992 as Senior Product Engineer and in February 1994 he was named Engineering Manager. In August 1995,
Mr. Rhodine was named General Manager of Enhanced Memory Systems, Inc. ("EMS"), a wholly owned subsidiary of Ramtron, and in March 1997, Mr. Rhodine became Vice President and General Manager of EMS. Mr. Rhodine became an executive officer of the Company in January 1998. Mr. Rhodine has over 12 years of experience in the semiconductor industry in engineering, development, and operations. Prior to joining the Company, Mr. Rhodine was a Member of the Group Technical Staff at Texas Instruments where he was involved with memory product development. Mr. Rhodine received his Bachelor of Science degree in Electrical Engineering from the University of Wyoming.

                           SECURITY OWNERSHIP OF
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 15, 1998 by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the executive officers named in the Summary Compensation Table on page 8; and (iv) all current directors and executive officers of the Company as a group:

                                      Shares of Common Stock         Percent
Name of Beneficial Owner(1)             Beneficially Owned           of Class
---------------------------           ----------------------         --------

National Electrical Benefit Fund           12,859,055(2)               30.2%
1125 15th Street, N.W., Room 912
Washington, D.C.  20005

NTC Liquidating Trust                       7,589,390(3)               18.5
Price Waterhouse
200 E. Randolph Dr., STE 7600
Chicago, IL  60601

BEA Associates, Inc.                        3,831,352(4)               10.1
One Citicorp Center
153 East 53rd Street
New York, New York  10022

Benton Liquidating Trust                    2,069,130(5)                5.5
Price Waterhouse
200 E. Randolph Dr., STE 7600
Chicago, IL  60601

L. David Sikes                                254,250(6)                 *

George J. Stathakis                           225,500(7)                 *

Elliott M. Philofsky                           92,714(8)                 *

Richard L. Mohr                                91,165(9)                 *

Greg B. Jones                                  88,500(10)                *

Donald G. Carrigan                             66,341(11)                *

L.T. Womack                                    15,000(12)                *

William G. Howard                              15,000(12)                *

Michael L. Rothschild                          15,000(13)                *

William G. Tull                                     0                    *

All current directors and executive
officers as a group (10 persons)              826,970(14)               2.1
---------------

*    Less than one percent

(1) Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws where applicable, and the information contained in the footnotes to this table.

(2) Includes: (i) 8,193,399 shares of Common Stock owned by the Fund; (ii) 4,028,485 shares of Common Stock issuable upon exercise of the warrants held by the Fund; (iii) approximately 627,171 shares issuable as of March 15, 1997 upon conversion of a convertible promissory note dated August 31, 1995 made by the Company in favor of the Fund; and (iv) 10,000 shares issuable to the Fund pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1997. The trustees of the Fund share voting and dispositive powers as to such shares.

(3) In an amended Schedule 13D dated December 2, 1997, the NTC Liquidating Trust reported sole voting and sole dispositive power as to 7,589,390 shares consisting of: (i) 4,628,174 shares of Common Stock owned directly; and
(ii) 2,961,216 shares of Common Stock issuable upon exercise of the warrants held by the NTC Liquidating Trust.

(4)  Such shares are held in discretionary accounts managed by BEA.

(5) In a Schedule 13D dated October 8, 1997, the Benton Liquidating Trust reported sole voting and sole dispositive power as to 2,069,130 shares of Common Stock owned directly.

(6) Includes:  (i) 8,000 shares of Common Stock owned directly; and
(ii) 246,250 shares issuable to Mr. Sikes pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1998.

(7)  Includes: ( i) 5,500 shares of Common Stock owned directly; and
(ii) 220,000 shares issuable to Mr. Stathakis pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1998.

(8)  Includes:  (i) 14,314 shares of Common Stock owned directly; and
(ii) 78,400 shares issuable to Dr. Philofsky pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1998. In January 1998, Dr. Philofsky resigned from his position as Senior Vice President and Chief Technical Officer and as a result of such resignation is no longer an officer of the Company. Dr. Philofsky remains employed by the Company and currently holds the position of Chief Scientist for ferroelectric technology.

(9)  Includes:  (i) 9,890 shares of Common Stock owned directly; and
(ii) 81,275 shares issuable to Mr. Mohr pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1998.

(10)  Includes:  (i) 11,000 shares of Common Stock owned directly; and
(ii) 77,500 shares issuable to Mr. Jones pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1998.

(11)  Includes:  (i) 9,841 shares of Common Stock owned directly; and
(ii) 56,500 shares issuable to Mr. Carrigan pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1998.

(12) Such shares of Common Stock are issuable pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1998.

(13)  Includes:  (i) 10,000 shares of Common Stock owned directly; and
(ii) 5,000 shares issuable to Mr. Rothschild pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1998.

(14) Includes 767,739 shares of Common Stock issuable to current officers and directors pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors and officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). The specific due dates for these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure to file by the established dates. To the knowledge of the Company and based solely on a review of the Section 16(a) reports furnished to the Company during 1997,
L. T. Womack, a director of the Company, was delinquent in filing one Form 4 relating to one transaction.

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for the three years ended December 31, 1997 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer during 1997 and each of the four other most highly compensated executive officers of the Company whose compensation during 1997 exceeded $100,000:

                                                              Long-Term
                                                          Compensation Awards
                                   Annual Compensation   ---------------------
Name and                           --------------------       Securities
Principal Position           Year  Salary($)   Bonus($)  Underlying Options(#)
------------------           ----  ---------   --------  ---------------------

L. David Sikes               1997  $355,000     $75,000        50,000
  Chairman of the Board and  1996   335,005     100,000        50,000
  Chief Executive Officer    1995   273,643      50,000       258,750(1)

Greg B. Jones                1997   179,900         --            --
  President and Chief        1996   167,500     105,044       145,000
  Operating Officer          1995   141,831      60,000        80,000(1)

Richard L. Mohr              1997   175,333      20,000        50,000
  Executive Vice President   1996   131,300      98,183       137,451
  and Chief Financial        1995   111,975      50,000        72,549(1)
  Officer

Elliott M. Philofsky(2)      1997   159,516         --          5,600
  Sr. Vice President         1996   152,900     101,987        46,001
  and Chief Technical        1995   145,500      50,000        53,999(1)
  Officer

Donald G. Carrigan(3)        1997   139,225         --         50,000
  Vice President of
  Sales and Marketing
---------------

(1)  Amounts shown for 1995 with respect to Messrs. Sikes, Jones, Mohr and
Dr. Philofsky include options to purchase 258,750, 40,000, 42,549 and 53,999 shares, respectively, which were originally granted under the Company's 1989 Nonstatutory Stock Option Plan (the "1989 Plan") at various times between
June 1992 and April 1995 and which were amended in July 1995 pursuant to the 1995 Debt Conversion Agreement solely to reduce the exercise prices thereof to $4.15 per share.

(2) In January 1998, Dr. Philofsky resigned from his position as Senior Vice President and Chief Technical Officer and as a result of such resignation is no longer an officer of the Company. Dr. Philofsky remains employed by the Company and currently holds the position of Chief Scientist for ferroelectric technology.

(3) Mr. Carrigan became an executive officer of the Company in July 1996 and was employed by the Company in various non-executive officer positions from November 1989 until July 1996.

OPTION GRANTS IN 1997

The following table sets forth certain information concerning stock option grants in 1997 to each of the executive officers named in the Summary Compensation Table who received stock option grants in 1997.

                          Individual Grants
              ------------------------------------------
                  No. of                                  Potential Realizable
               Securities % of Total                        Value at Assumed
               Underlying  Options                       Annual Rates of Stock
                Options   Granted to  Exercise             Price Appreciation
                Granted   Employees    Price   Expiration  for Option Term(2)
Name              (#)     in 1997(1) ($/Share)    Date      5%($)     10%($)
----           ---------- ---------- --------- ---------- --------   ---------

L. David Sikes
                50,000(3)    12.4%     $6.94    02/17/07  $218,226   $553,029

Richard L. Mohr
                50,000(4)    12.4       5.13    05/28/07   161,154    408,397

Elliott M. Philofsky
                 5,600(5)     1.4       6.75    01/05/07    23,772     60,243

Donald G. Carrigan
                50,000(4)    12.4       5.13    05/28/07   161,154    408,397
---------------

(1) The Company granted options to purchase an aggregate of 401,700 shares to employees in 1997.

(2) Potential values are net of exercise price and before taxes payable in connection with the exercise of such options or the subsequent sale of shares acquired upon the exercise of such options. These values represent certain assumed rates of appreciation (i.e., 5% and 10% compounded annually over the term of such options) based on the Securities and Exchange Commission's rules. The actual values, if any, will depend upon, among other factors, the future performance of the Company's Common Stock, overall market conditions and the named officer's continued employment with the Company. Therefore, the potential values reflected in this table may not necessarily be achieved.

(3)  Such options were granted under the 1995 Stock Option Plan
(the "1995 Plan") and vest and become exercisable in four equal annual installments commencing one year following the grant date. The exercise price per share of such options is equal to the reported closing price of the Company's Common Stock on the Nasdaq Stock Market on the date of grant.

(4) Such options were granted under the 1989 Nonstatutory Stock Option Plan (the "1989 Plan") and vest and become exercisable in four equal annual installments commencing one year following the grant date. The exercise price per share of such options is equal to the reported closing price of the Company's Common Stock on the Nasdaq Stock Market on the date of grant.

(5) Such options were granted under the Amended and Restated 1986 Stock Option Plan (the "1986 Plan") and vest and become exercisable in four equal annual installments commencing one year following the grant date. The exercise price per share of such options is the reported closing price of the Company's Common Stock on the Nasdaq Stock Market on the date of grant.

AGGREGATED OPTIONS EXERCISED IN 1997 AND OPTION VALUES AT DECEMBER 31, 1997

The following table sets forth the aggregate number of options held as of the end of 1997 by the executive officers named in the Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised options during 1997.

                         Number of Securities          Value of Unexercised
                   Underlying Unexercised Options      In-the-Money Options
                           at 12/31/97(#)                at 12/31/97($)*
                   ------------------------------   --------------------------
Name                 Exercisable  Unexercisable     Exercisable  Unexercisable
----                 -----------  -------------     -----------  -------------

L. David Sikes         171,250       187,500          $224,314     $141,300

Greg B. Jones           56,250       128,750            28,260       28,260

Richard L. Mohr         66,912       163,088            45,992       36,030

Elliott M. Philofsky    65,500        40,100            76,301            0

Donald G. Carrigan      47,875       102,125            43,097       21,900
---------------

* Represents the difference between the closing price of the Company's Common Stock on December 31, 1997 as reported on the Nasdaq Stock Market
(i.e., $5.563 per share) and the exercise price of such options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

EMPLOYMENT AGREEMENTS. In March 1995, the Company entered into a three-year employment agreement, effective on April 1, 1995, with Mr. Sikes in connection with his becoming the Company's Chief Executive Officer and Chairman of the Board. Pursuant to the agreement, Mr. Sikes would receive an initial annual salary of $320,000. The agreement provides that if the Company terminates Mr. Sikes' employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remainder of the three-year term. In May 1997, the Board of Directors extended Mr. Sikes' employment agreement for a period of two years beyond the original expiration date of April 1, 1998.

In April 1997, the Company entered into a two-year employment agreement, effective on April 1, 1997, with Mr. Mohr. Mr. Mohr will receive an initial monthly salary of $15,000 under such employment agreement. The agreement provides that if the Company terminates Mr. Mohr's employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remainder of the two-year term. At the time of the agreement, Mr. Mohr was also guaranteed a $20,000 bonus, to be paid during 1998, in recognition of his performance during 1996 and the first quarter of 1997.

In January 1998, the Company entered into a two-year employment agreement, effective on January 1, 1998, with Mr. Jones. Mr. Jones will receive an initial annual salary of $200,000 under such employment agreement. The agreement provides that if the Company terminates Mr. Jones' employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his then annual salary for the remainder of the two-year term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company's Compensation Committee during 1997 were George J. Stathakis, William G. Tull and William G. Howard. There were no executive officers or employees of the Company that were members of the Company's Compensation Committee during 1997.

TRANSACTIONS INVOLVING GEORGE J. STATHAKIS. In July 1995, Mr. Stathakis entered into a consulting agreement with the Company pursuant to which he agreed to perform consulting services for the Company until December 31, 1996 in consideration of $7,000 per month. Pursuant to the terms of such consulting agreement, the Company has the option to extend the term of the agreement for six additional periods of six months each. In December 1996, the Company exercised a six month extension to such agreement for Mr. Stathakis to perform consulting services for the Company through June 30, 1997. In July 1997, the Company exercised a second extension to such agreement for Mr. Stathakis to perform consulting services for the Company until December 1998, with a decrease in consideration for such services to $5,800 per month.

During 1997, the Company paid to Mr. Stathakis $85,000 as payment for consulting fees and reimbursement for expenses owed to Mr. Stathakis in connection with consulting services performed by Mr. Stathakis for the benefit of the Company during 1997.

The following Board of Directors Report on Executive Compensation and the Performance Graph on page 11 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

                               BOARD OF DIRECTORS
                        REPORT ON EXECUTIVE COMPENSATION

In 1997, the Board of Directors was responsible for determining and approving the annual compensation to be paid and the benefits to be provided to the Company's executive officers and for administering the Company's Amended and Restated 1986 Stock Option Plan, the 1989 Nonstatutory Stock Option Plan and the 1995 Stock Option Plan. The Company's compensation program is designed to attract, retain and motivate qualified executive officers who the Company believes will contribute to its long-term success. The Company's compensation program is comprised primarily of annual base salaries and stock option grants. In addition, executive officers receive group life insurance and health benefits as part of their overall compensation. The Board considers each component of compensation within the context of the entire officer compensation program in making its determination.

The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors regarding salaries, bonuses, stock option grants and other compensation and benefits for directors, officers and employees.

ANNUAL BASE SALARIES. The Board of Directors reviews and approves the annual base salaries of all executive officers (including the Chief Executive Officer). In determining annual base salaries, the Board collects and analyzes base salary information from competitors in its industry and uses that information as the basis for comparing the base salaries of the Company's executive officers to the amounts paid to executive officers with comparable qualifications, experience and responsibilities in businesses similar to the Company's business. The Board also considers both subjective and objective factors, including, among others, an officer's responsibilities, experience and qualifications, job performance, contributions and length of service to the Company, and the Company's financial results and condition. The Board increased the annual base salary of Mr. Sikes, the Company's Chairman and Chief Executive Officer, by approximately 5.9% in 1997 to $360,000.

The Board also increased the base salaries of its other executive officers in 1997 by an average of approximately 16.0% over 1996 base salary levels in recognition of such officers' performance and contributions made in 1996 as well as to remain competitive with similar types of positions in the industry or comparable industries in which the Company competes and does business. Such salary increases made to executive officers (and other key personnel) were also pursuant to a salary survey conducted at the request of the Company's Compensation Committee.

BONUSES. The Board approved a one-time cash bonus to Mr. Sikes, the Company's Chairman and Chief Executive Officer, of $75,000 during 1997 in recognition of Mr. Sikes' contributions to the Company during 1996 regarding operational, financial and legal issues and requirements created subsequent to and resulting from the filing for personal bankruptcy by Oren L. Benton, one of the Company's principal stockholders and historically a primary source of financing.

STOCK OPTIONS. Options to purchase the Company's Common Stock have historically been and continue to be a key component of the Company's compensation program. The Board of Directors views the grant of stock options as a valuable incentive that serves to attract, retain and motivate executive officers and other key employees, as well as to align their interest more closely with the Company's goal of enhancing stockholder value. The Compensation Committee reviews and considers recommendations by the Company's Chief Executive Officer (other than for himself) with regard to the grant of stock options to executive officers and other key employees, and then makes recommendations to the Board of Directors. In determining the size, frequency and other terms of an option grant to an executive officer, the Compensation Committee and the Board consider a number of factors, including, among others, such officer's position, responsibilities, job performance, prior option grants, contributions and length of service to the Company and the value of his or her vested and unvested previously granted stock options, if any.

Options generally vest in annual installments over two to four years as long as the optionee remains an employee of the Company and, therefore, encourages an optionee to remain in the employ of the Company. In 1997, options to purchase an aggregate of 155,600 shares of Common Stock were granted to all executive officers as a group and represented approximately 39% of all options granted to the Company's employees in 1997. Information concerning options granted during 1997 to executive officers is provided in the table entitled "Option Grants in 1997" above.

COMPENSATION OF CHIEF EXECUTIVE OFFICER. The Board of Directors generally considers the same factors in determining the Chief Executive Officer's compensation as it considers with respect to the Company's other executive officers including both subjective and objective factors. Although L. David Sikes, the Company's Chief Executive Officer, is a member of the Company's Board of Directors, he did not participate in any discussions or decisions of the Board regarding the setting of his compensation for 1997. During 1997, Mr. Sikes' compensation consisted of an annual salary of approximately $355,000, a cash bonus of $75,000, and the granting of new stock options to purchase 50,000 shares of the Company's Common Stock.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation (including stock-based compensation) paid to a particular officer exceeds $1 million in any fiscal year unless such compensation was based on performance goals or paid under a written contract that was in effect on February 17, 1993. Qualifying performance-based compensation (including compensation attributable to the exercise of stock options) will not be subject to the deductibility limitation if certain conditions are met. The Company expects that compensation attributable to the exercise of stock options will qualify for the exception for qualifying performance-based compensation and that such compensation will not, therefore, count toward the $1 million limit. Based upon the Company's current compensation plans and policies and the regulation under Section 162(m), it appears that the compensation to be paid to the Company's executive officers for 1998 will not exceed the $1 million limitation per officer.

                                                         L. David Sikes
                                                         Greg B. Jones
                                                         William G. Howard
                                                         George J. Stathakis
                                                         William G. Tull
                                                         L. T. Womack
                                                         Michael L. Rothschild

                             PERFORMANCE GRAPH

The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the S&P Electronics (Semiconductors) Index and the S&P 500 Composite Index for the period commencing January 1, 1993 and ending December 31, 1997. Because the Company's Common Stock has been quoted on The Nasdaq Stock Market only since February 1993, there is no independent market price for the Company's Common Stock prior to that date. The Company has used the prices at which its Common Stock was sold in private transactions, or the per share exercise price at which stock options were granted, between January 1990 and February 1993 as the "market price" for the Company's Common Stock during that time period. There can be no assurance that the prices selected by the Company for that period in the following graph represent the fair market value of the shares during the period or would correspond to the market value of such shares if such shares had been actively traded in any public market during the period.

In preparing the following graph, it was assumed that $100 was invested on January 1, 1993 in each of the Company's Common Stock, the S&P Electronics (Semiconductors) Index and the S&P 500 Composite Index with all dividends, if any, reinvested.

The historic stock price performance presented in the following chart is not necessarily indicative of future stock performance.

             Comparison of Five-Year Cumulative Total Return Among
 Ramtron International Corporation, the S&P Electronics (Semiconductors) Index
                      and the S&P 500 Composite Index

                     Jan. 1,  Dec. 31,  Dec. 31,  Dec. 30,  Dec. 29,  Dec. 31,
                      1993      1993      1994      1995      1996      1997
                    --------  --------  --------  --------  --------  --------

Ramtron
  International
  Corporation         $100     $ 80.41   $ 51.02   $ 66.33   $ 61.22   $ 56.73
S&P Electronics
  (Semiconductors)
  Index                100      154.04    180.06    244.55    440.35    473.85
S&P 500 Composite
  Index                100      110.08    111.54    153.45    188.69    251.64

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are certain transactions entered into between the Company and its officers, directors and principal stockholders or their affiliates since January 1, 1997.

TRANSACTIONS INVOLVING GEORGE J. STATHAKIS

See "Compensation Committee Interlocks and Insider Participation-Transactions Involving George J. Stathakis."

TRANSACTIONS INVOLVING THE NATIONAL ELECTRICAL BENEFIT FUND

Pursuant to a Stock and Warrant Purchase Agreement dated March 13, 1989 between the Company and the Fund, as amended by Amendment No. 1 thereto dated June 29, 1989 (the "1989 Fund Purchase Agreement"), the Company agreed to pay to the Fund, for as long as the Fund owns at least 5% of the outstanding shares of the Company's Common Stock, a reasonable monthly consulting fee of not more than $5,000 and to reimburse the Fund for all out-of-pocket expenses incurred in monitoring the Fund's investment in the Company. During 1997, the Company was obligated to pay to the Fund approximately $60,000 in payment of such fees and expenses, of which no payments were made during 1997.

TRANSACTIONS INVOLVING GREG B. JONES

See "Employment Contracts and Termination of Employment and Change-In-Control Agreements."

TRANSACTIONS INVOLVING RICHARD L. MOHR

See "Employment Contracts and Termination of Employment and Change-In-Control Agreements."

PROPOSAL 2 - APPROVAL OF ISSUANCE OF COMMON STOCK IN CONNECTION WITH PRIVATE
             PLACEMENT

GENERAL

In February 1998, the Company issued in a private placement (the "Private Placement") 17,425 shares of Series A Convertible Preferred Stock, $.01 par value, (the "Series A Preferred Stock") at $1,000 per. The placement agents for the Private Placement of the Series A Preferred Stock were Cappello Capital Corp. and CEA Montgomery Media L.L.C. (the "Placement Agents"). As partial consideration for placing such securities, the Placement Agents received five-year warrants to acquire an aggregate of 1,742 shares of Series A Preferred Stock (the "Series A Preferred Stock Warrants") for an exercise price of $1,000 per share (subject to the same anti-dilution protections as are applicable to the Series A Preferred Stock).

All of the securities issued in the Private Placement were sold solely to accredited investors pursuant to an exemption under the Securities Act of 1933, as amended. The net proceeds to the Company (after cash fees to the Placement Agents and estimated transaction expenses) was approximately $16 million and is expected to be utilized for working capital purposes and in the continued research and development, manufacturing, and marketing of its ferroelectric random access memory ("FRAM") and enhanced dynamic random access memory ("EDRAM") technologies.

Certain rights, preferences and privileges of the Series A Preferred Stock are summarized below. This discussion is modified in its entirety by, and is subject to, the Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on February 12, 1998, a copy of which is attached hereto as Exhibit A and incorporated by reference herein.

The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends. The Series A Preferred Stock ranks prior to all other classes of equity securities of the Company, including the Common Stock, as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary of involuntary. Each share of Series A Preferred Stock is entitled to receive cumulative dividends of $60 per share per annum, payable in additional shares of Series A Preferred Stock valued at $1,000 per share.

Following conversion of the Series A Preferred Stock into shares of Common Stock of the Company, the holders of such shares of Common Stock have agreed to limits on re-sales of such shares on any trading day to the greatest of:
(i) 10% of the average daily trading volume of the Common Stock for the five trading days preceding any such sale; (ii) 20,000 shares; and (iii) 10% of the trading volume for the Common Stock on the date of any such sale.

Holders of shares of Series A Preferred Stock have no voting rights, except for the right to consent or not to actions by the Company to: (i) modify its Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences or privileges of the Series A Preferred Stock;
(ii) authorize or issue any other equity security senior to or ranking on parity with the Series A Preferred Stock; or (iii) pay any dividends in cash or property on, or purchase or otherwise acquire for value, any Common Stock or other equity security of the Company either junior to or on a parity with the Series A Preferred Stock (except from current or retained earnings or from the net proceeds of sales of equity securities and except for purchases of Common Stock from terminating or retiring employees pursuant to the terms of the employee benefit plans in an aggregate amount not greater than $1 million), and except as otherwise provided by applicable law.

NASDAQ GOVERNANCE RULES

The Common Stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market. Under the applicable Nasdaq corporate governance standards, a listed company is required to obtain stockholder approval of the sale or issuance of common stock at a price less than the greater of book or market value, equal to 20% or more of the number of shares or voting power then issued and outstanding before the issuance (the "Nasdaq Share Limit"). Through
August 31, 1998, the conversion price will be $10.00 per share. Because the conversion price of the Series A Preferred Stock after August 31, 1998 will vary depending on the market value of the Common Stock at the time of conversion, such conversion could result in the issuance of shares of Common Stock in excess of 20% of the number of shares of Common Stock outstanding before the conversion for a price less than the greater of book or market value of such Common Stock. For that reason, the Company seeks the approval of such issuance in order to comply with the Nasdaq standards, as a precautionary measure in case the cumulative number of shares of Common Stock into which the Series A Preferred Stock can be converted should reach the Nasdaq Share Limit.

In the Company's agreements with the purchasers of the Series A Preferred Stock, the Company agreed to submit to the Company's stockholders for approval the issuance of Common Stock upon conversion of the Series A Preferred Stock in accordance with the Nasdaq rules.

The Nasdaq standards also require stockholder approval for transactions deemed to constitute a "change in control." Although the Company does not believe that the issuance of the Series A Preferred Stock in the Private Placement or the issuance of the Common Stock upon conversion of the Series A Preferred Stock constitutes a "change in control" under Nasdaq's standards, if the transactions were to be so construed, the approval sought hereby would also be effective to satisfy the stockholder vote required thereby. The Company's belief is based on, among other things, the facts that no investor is entitled to convert any shares of Series A Preferred Stock into Common Stock if following the conversion the investor and its affiliates would be the beneficial owners of 10% or more of the Common Stock, that no voting rights were granted to holders of the Series A Preferred Stock except in certain limited instances and that, if this proposal is approved, such holders do not have any contractual right to elect a director or otherwise influence management of the Company.

The exact number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock cannot currently be determined because it is dependent on the future trading prices of the Common Stock and the conversion decisions made by holders of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into the number of shares of Common Stock equal to the quotient of (i) $1,000 divided by (ii) the Conversion Price. Through August 31, 1998, the Conversion Price will be $10.00 per share. Thereafter, subject to the maximum conversion price specified below, the Conversion Price will be equal to the lowest trading price of the Common Stock for the 22 consecutive trading days immediately preceding the conversion date, less a discount ranging from 7% (beginning September 1, 1998) and increasing by 1% per month to 15% (on or after May 1, 1999). The maximum Conversion Price is the lesser of (i) 85% of the average of the daily low trade prices of the Common Stock for the fifteenth calendar month after the date of issuance,
(ii) 85% of the average of the daily low trade prices of the Common Stock for the twenty-first calendar month after the date of issuance, or (iii) 85% of the average of the daily low trade prices of the Common Stock for the twenty-seventh calendar month after the date of issuance. Such provisions become effective at the end of the fifteenth, twenty-first and twenty-seventh calendar months, respectively, following the date of issuance. The shares of Series A Preferred Stock will automatically convert into Common Stock on February 25, 2003 to the extent any shares of Series A Preferred Stock remain outstanding at that time.


Pursuant to a Registration Statement on Form S-3, effective March 23, 1998, the Company has registered for re-sale with the Securities and Exchange Commission the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and shares issuable upon exercise of the related Placement Agents Warrants, for re-sale under the Securities Act.

EFFECT ON OUTSTANDING COMMON STOCK

The issuance of Common Stock upon the conversion of the Series A Preferred Stock will have no effect on the rights or privileges of existing holders of Common Stock except that the economic interests of each stockholder will be diluted as a result of such issuance. Further, prior to conversion, holders of the Series A Preferred Stock will be entitled to receive dividends and distributions upon a liquidation of the Company in preference to claims of holders of the Common Stock.

As noted above, the exact number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock cannot currently be determined, but such issuance's will vary inversely with the market price of the Common Stock. The current holders of Common Stock will be diluted by issuance's of Common Stock upon conversion of the Series A Preferred Stock to an extent that depends on the future market price of the Common Stock, the timing of conversion of Series A Preferred Stock, and exercise of the related Placement Agents Warrants, and the Company's payment of dividends in additional shares of Series A Preferred Stock. The potential effects of any such dilution on the existing stockholders of the Company include the significant dilution of the current stockholders' economic and voting interests in the Company.

The terms of the Series A Preferred Stock provide that the Company will not be obligated to issue shares of Common Stock in excess of the Nasdaq Share Limit unless and until stockholder approval of the issuance of Common Stock issuable upon conversion of the Series A Preferred Stock sought hereby is obtained.

CERTAIN ACCOUNTING EFFECTS

The conversion discount of the Series A Preferred Stock is considered to be an additional preferred stock dividend. The maximum discount of 15% of $3,075,007 will initially be recorded as a reduction of preferred stock and an increase to additional paid-in capital. The guaranteed return reduction to preferred stock will be accreted, as additional dividends, over 14 months by recording a charge to income available to Common Stockholders and an increase to preferred stock. The Company will also record cumulative dividends of $60 per outstanding Series A Preferred share per annum ($1,045,500 annually assuming 17,425 Series A Preferred shares outstanding) as a reduction of income available to Common Stockholders. The earnings per share calculation will show the effect of the guaranteed return (recorded as additional dividends) and annual cumulative dividends recorded to net income available for Common Stockholders.

CONSEQUENCES IF STOCKHOLDER APPROVAL NOT OBTAINED

Because the terms governing the conversion of the Series A Preferred Stock after August 31, 1998 provide for issuance at less than the then market value of such Common Stock, if the stockholder approval sought hereby is not obtained, the Nasdaq rules will prohibit the Company from issuing 20% or more of the Company's shares of Common Stock outstanding before conversion of the Series A Preferred Stock. If the approval sought hereby is not granted by stockholders, the Company will be obligated to immediately redeem, at the Special Redemption Price (as defined below), a sufficient number of shares of Series A Preferred Stock which, in its reasonable judgment, will permit conversion of the remaining shares of Series A Preferred Stock without violating the Nasdaq Share Limit. The "Special Redemption Price" means a cash payment equal to 110% of the liquidation preference of $1,000 per share (subject to adjustment under certain circumstances).

The amount of cash which the Company would be required to pay in the event stockholder approval is not obtained will depend on the per share market price of the Common Stock. For illustration, if the lowest trading price of the Common Stock for the 22 trading days immediately preceding the conversion date is $2.00, $2.50 or $2.75 per share, and the fifteen percent discount to that price applies, the Company would be required to pay approximately $5.3 million, $1.8 million or $120,000, respectively, to redeem shares of Series A Preferred Stock if the stockholder approval of the issuance of Common Stock upon conversion of the Series A Preferred Stock sought hereby is not obtained. Since the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will increase if the market price of the Common Stock decreases, the number of shares of Series A Preferred Stock which could not be converted into Common Stock would increase and the amount of cash that the Company would be required to pay to holders of the Series A Preferred Stock would increase.

IF THE STOCKHOLDER APPROVAL SOUGHT HEREBY IS NOT OBTAINED AND THE COMPANY IS REQUIRED TO EFFECT SUCH REDEMPTION OF A PORTION OF THE OUTSTANDING SHARES OF SERIES A PREFERRED STOCK, THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL HAVE AVAILABLE THE CASH RESOURCES TO SATISFY ITS REDEMPTION OBLIGATIONS OR THAT IT WOULD BE ABLE TO EFFECTUATE THE REDEMPTION IN COMPLIANCE WITH APPLICABLE LAW. IN THE EVENT THE STOCKHOLDER APPROVAL SOUGHT HEREBY IS NOT OBTAINED, COMPLIANCE WITH THE REDEMPTION OBLIGATION COULD HAVE A MATERIAL ADVERSE
EFFECT ON THE COMPANY'S FINANCIAL CONDITION AND ABILITY TO IMPLEMENT ITS BUSINESS STRATEGY. IN ADDITION, ANY DELAY IN PAYMENT OF THE REDEMPTION AMOUNT WILL CAUSE SUCH REDEMPTION AMOUNT TO ACCRUE INTEREST AT THE RATE OF ONE-TWENTIETH OF ONE PERCENT PER DAY UNTIL PAID.

INTERESTS OF CERTAIN PERSONS

To the Company's knowledge, none of the purchasers of Series A Preferred Stock in the Private Placement was a director, executive officer or 5% stockholder of the Company or an affiliate of any such person or entity.

CERTAIN VOTING UNDERTAKINGS

Each member of the Board of Directors and each executive officer of the Company and the National Electrical Benefit Fund, a principal stockholder of the Company, has under taken to vote all shares of Common Stock over which they exercise voting authority in favor of this proposal. As of March 15, 1998, the Company estimates that such undertakings cover approximately 22% of the shares of Common Stock outstanding on the record date for the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES A PREFERRED STOCK ISSUED IN CONNECTION WITH THE PRIVATE PLACEMENT, AS SET FORTH IN THIS PROPOSAL 2.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Arthur Andersen LLP, independent auditors, to audit the Company's consolidated financial statements for the year ending December 31, 1998. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITORS NAMED ABOVE.

                                OTHER MATTERS

The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

The financial statements, supplementary financial information, and management's discussion and analysis of financial condition and results of operations included in the Company's Annual Report to Stockholders enclosed with this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission and as may be subsequently amended, are hereby incorporated by reference herein.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, RAMTRON INTERNATIONAL CORPORATION, 1850 RAMTRON
DRIVE, COLORADO SPRINGS, COLORADO 80921.

PROXY                                                                    PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                       RAMTRON INTERNATIONAL CORPORATION

                      1998 Annual Meeting of Stockholders

The undersigned stockholder(s) of Ramtron International Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated
April 20, 1998, and hereby appoints L. David Sikes and Greg B. Jones, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held May 28, 1998, at 10:30 a.m., Mountain Standard Time, at the Broadmoor Hotel, One Lake Circle, Colorado Springs, Colorado 80906, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth on reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

DO NOT FOLD, STAPLE OR MUTILATE.

                         (To be Signed on Reverse Side)
                                                              SEE REVERSE SIDE

                        RAMTRON INTERNATIONAL CORPORATION
             PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.
                                     ( X )

1.  ELECTION OF DIRECTORS:

Nominees:  L. David Sikes; Greg B. Jones; William G. Howard; George J.
           Stathakis; William G. Tull; L. T. Womack; Michael L. Rothschild

                       FOR           WITHHELD
                       ALL           FROM ALL
                     NOMINEES        NOMINEES
                      (    )          (    )

    FOR, except vote withheld from the following nominee(s):

      (    )------------------------------------------------------------------
                                List Nominees(s)

2.  APPROVAL OF ISSUANCE OF COMMON STOCK IN CONNECTION WITH PRIVATE PLACEMENT

To approve and reserve for issuance the shares of Common Stock issuable
(i) upon the conversion of shares of the Company's Series A Convertible Preferred Stock ("Series A Preferred Stock") issued in a February 1998 private placement, (ii) upon conversion of the Series A Preferred Stock to be issued as dividends on the outstanding Series A Preferred Stock and (iii) in respect of related placement agents' warrants to purchase shares of Series A Preferred Stock.

                   FOR          AGAINST          ABSTAIN
                 (     )        (     )          (     )

3.  APPOINTMENT OF INDEPENDENT AUDITORS:

To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1998, as described in the Proxy Statement.

                   FOR          AGAINST          ABSTAIN
                 (     )        (     )          (     )

4. OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorney-in-fact hereunder.

                                              Dated                      1998
                                                   ---------------------
Signature(s)
            ------------------------------------------------------------------
(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

==============================================================================
                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           /S/ Richard L. Mohr
                                           ------------------------
                                               Richard L. Mohr
                                               Secretary

Colorado Springs, Colorado
April 20, 1998